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                                                                    EXHIBIT 10.9
[LOGO]
INTERMEDIA
COMMUNICATIONS



                                                               December 23, 1998

Mr. Richard J. Buyens
115 Van Houten
Chatham, New Jersey 07928

Dear Rick:

It is with great pleasure that I offer you the position of Senior Vice President, Sales with Intermedia Communications Inc. We anticipate that you will accept this offer and officially assume this position on or before January 11, 1999.

This is an important officer position within the company that reports directly to David C. Ruberg, President and CEO. Your annual base salary will be $220,000 (based on 52 weeks service). This will be reviewed again on January 1, 2000.

In addition, this position has an annual management incentive compensation target opportunity of 40% of base salary ($88,000). This bonus opportunity is contingent upon the achievement of shared corporate objectives as well as the achievement of two to five individual objectives that relate to your primary responsibilities. You are expected to establish these individual objectives, with my approval.

In lieu of lost stock opportunity with your existing company, you will receive a $75,000 signing bonus. This will be allocated as follows: $25,000 on April 1, 1999, and the remaining $50,000 on July 1, 1999. This signing bonus creates a debt to the Company that will be forgiven as follows: the initial $25,000 will be forgiven at the rate of 1/8 per month for eight months following the date paid; the remaining $50,000 will be forgiven at the rate of 1/6 per month for the 6 months following the date paid. Thus, the debt will be completely forgiven at the completion of 12 months employment. If you voluntarily terminate your employment with Intermedia prior to the end of this 12 month period, the signing bonus balance that exceeds the forgiven amount must be repaid to the Company.

This offer includes a stock option grant covering 100,000 shares of common stock, subject to approval by the Compensation Committee of the Board of Directors. This grant will vest in equal installments over the 60 month period commencing with the date of your employment by the Company, subject to customary terms contained in the standard incentive stock options issued by the Company, subject to customary terms contained in the standard incentive stock options issued by the Company under the Plan. This offer also includes an award of 10,000 shares of restricted stock. The first 5,000 shares will vest at the end of the first full year of employment, and the remainder at the end of the second full year of
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employment. For pricing purposes, the date of the grants will be deemed to be the date upon which the options have been approved by the Compensation Committee of the Board of Directors. These grants will immediately vest upon a change in control of the Company.

As an employee of Intermedia, you will be entitled to all employee benefits:
Medical insurance, prescription drug card, dental insurance, long-term disability, life insurance, 401(k) Plan, educational reimbursement, holidays, sick leave, military leave, bereavement leave, voting time off and jury duty leave, and supplemental executive life insurance. Assuming you start on or before January 4, 1999, your medical benefits will be effective February 1, 1999. You will be eligible for 3 weeks of paid vacation per year, including your first year of employment.

This offer includes a relocation allowance of up to $66,000. Subject to this limit, you will be reimbursed for relocation expenses (documented by receipts) in accordance with Intermedia's Relocation Policy, a copy of which is attached. Reimbursable expenses include items such as transportation of you and your family, movement of household goods, real estate commission for the sale of the old home, closing costs associated with the purchase of the new home, incidental expenses and house hunting trips. The Company will "gross up" the taxable elements of this reimbursement. The "gross-up" is not considered part of the relocation allowance.

In order that we demonstrate our sensitivity to individual needs during the relocation period, you will note in the description of the relocation policy that the Company may also provide temporary housing expenses for a period of up to six months, separate from the relocation allowance itself. This is subject to advance agreement with your supervisor and normally includes the provision of a furnished apartment facility in Tampa and reimbursement of up to two trips per month during the relocation period between Tampa and your former residence.

This relocation assistance and temporary housing will be forgiven over a 12 month period at a rate of 1/12 per month, commencing on the date of your last relocation reimbursement. If you voluntarily terminate your employment with Intermedia prior to the end of this 12-month period, the relocation balance that exceeds the forgiven amount must be repaid to the Company.

Please contact Lois Durham, Human Resources, (813) 829-4518, to commence the administration of your relocation.

In addition, if your employment is terminated involuntarily for any reason other than for cause or poor performance, you will be entitled to twelve months severance pay (base salary only).

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Rick, we sincerely believe that Intermedia has an exciting future, filled with substantial opportunity for business growth and success. We also feel that you are a very talented person with significant potential to help us grow and succeed. We are excited about the prospect of you joining the Intermedia team.

Sincerely,


/s/ David C. Ruberg
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David C. Ruberg
President and CEO


Attachments


By signing below I accept this offer:


/s/ Richard J. Buyens                     12-24-98
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Richard J. Buyens                           Date


Please return the signed offer letter and relocation agreement to Human Resources, in the enclosed, pre-addressed envelope.